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                                                                 EXHIBIT 3(ii)



                                   BY LAWS OF
                                  POPULAR INC.

ARTICLE 1.  BOARD OF DIRECTORS

         1.1 The business and affairs of the Corporation shall be conducted under the authority of its Board of Directors. The directors shall be elected in the manner set forth in the Certificate of Incorporation of the Corporation.

         1.2 If for any reason or cause an election of directors is not held on the Annual Meeting of Stockholders, or at any adjournment thereof, such election may be held on any subsequent date at a special meeting of stockholders duly called for such purpose.

         1.3 Directors shall receive such reasonable compensation as may be established from time to time by the Board of Directors by resolution approved by an absolute majority thereof.

         1.4 The Board may hold such regular meetings as may be established from time to time by resolution approved by an absolute majority of the Board, and such extraordinary meetings as may be convened by the Chairman of the Board, by the President or which may be required by at least three (3) directors. Such regular or extraordinary meetings may be held at the Corporation's principal office or at any other place or places within or without Puerto Rico.

         1.5 The quorum at any meeting of the Board of Directors shall consist of a majority of the total number of directors.

ARTICLE 2.  MEETINGS OF STOCKHOLDERS

         2.1 An Annual Meeting of Stockholders shall be held not later than the fifth month following the end of the fiscal year of the Corporation at a place, date and time fixed by the Board of Directors.

         2.2 Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation. The notice of such special meetings shall specify the purpose or purposes for which the meeting is called.

         2.3 All meetings of stockholders shall be convened by delivering a notice to each holder of shares entitled to vote, not less than thirty (30) days before the date of the meeting, either personally
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or by mail. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his or her address as it appears on the Stock Book of the Corporation, with postage thereon prepaid.

         2.4 A majority of the outstanding shares of the Corporation entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If no quorum is present, the meeting shall be adjourned from time to time without further notice until a date not less than eight (8) days after the date for which the first meeting was called. Such adjourned meeting shall be held and shall be lawfully organized whatever the number of shares entitled to vote may be represented therein, and any business may be transacted which might have been transacted at the meeting as originally noticed.

         2.5 At any meeting of the stockholders, action shall be taken only by the affirmative vote of a majority of the shares entitled to vote which are present, by written ballot or proxy, except as otherwise provided in Article TENTH of the Certificate of Incorporation and in such other cases provided by law.

         2.6 Each stockholder shall have the right to as many votes as voting shares are held or duly represented by said holder. The stockholders may attend and participate in the meetings in person or represented by proxy, provided that the appointment of such proxy shall be made in writing, in accordance with law, and shall be delivered to the Secretary of the Corporation.

         2.7 The Chairman of the Board of Directors shall preside at any meeting of stockholders and shall conduct such proceedings as are customary in this kind of meeting, procuring at all times order and impartiality in the debates.

         2.8 During the Annual Meeting of Stockholders, the financial statements of the Corporation shall be presented to the stockholders for their approval, and the directors shall provide such explanations as may be reasonably requested by the stockholders regarding such statements as well as the operations of the Corporation during the year.


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ARTICLE 3.  OFFICERS AND EMPLOYEES

         3.1 The Board shall appoint one of its members to be Chairman of the Board, to serve at the pleasure of the Board. He shall preside at all meetings of the Board and of the stockholders. He shall also have and may exercise such executive powers and duties as from time to time may be conferred upon, or assigned to, him by the Board.

         3.2 The Board shall appoint one of its members to be President of the Corporation, to serve at the pleasure of the Board. In the absence of the Chairman, the President shall preside at any meetings of the Board and the stockholders. He shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, him by the Board.

         3.3 The Board of Directors may appoint from among its members one or more Vice Chairmen to serve at the pleasure of the Board. Each Vice Chairman shall have such powers and duties as may be assigned to him by the Board.

         3.4 The Board shall appoint a Secretary. The Secretary shall keep the minutes of the meetings of the Board and of the stockholders. He or one of the Assistant Secretaries shall see that proper notices are given of all meetings of which notice is required. The Secretary shall have custody of the seal and when necessary shall attest to the same when affixed to written instruments properly executed on behalf of the Corporation; and generally, shall perform such other duties as may be prescribed from time to time by the Board, the Chairman or the President.

         3.5 The Board shall appoint one or more Assistant Secretaries. The Assistant Secretaries shall perform such duties as shall be prescribed by the Board, The Chairman, the President or the Secretary.

         3.6 The Board may appoint such other officers (who need not be directors) and attorneys-in-fact as from time to time may appear to the Board to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the President.


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ARTICLE 4.  CERTIFICATES AND TRANSFERS OF STOCK

         4.1 Subject to the second paragraph of this Section 4.1, every holder of shares of stock of the Corporation shall be entitled to have a certificate representing all shares to which he is entitled. The certificates shall be signed by the President or any Vice President and by the Treasurer or an Assistant Treasurer, or by the Secretary or an Assistant Secretary. Such signatures may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registrar other than the Corporation itself or an employee of the Corporation. In case any officer who signed, or whose facsimile signature has been placed upon, such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance. The certificates representing the stock of the Corporation shall be in such form as shall be approved by the Board of Directors.

The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated securities. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by uncertificated shares, shall be entitled upon request, to a certificate in the form set forth in the first paragraph of this Section 4.1.

         4.2 The Certificates of Stock shall be registered in a "Stock Book" under the custody of an officer or agent designated by the Board of Directors.

         4.3 The transfer or cancellation of a Certificate shall be registered in the Stock Book only by the person named in the Certificate or by attorney in fact, lawfully constituted in writing, and upon surrender of the Certificate therefor. Only those persons whose names appear in the books of the Corporation will be considered as owners of shares of the Corporation, save as otherwise provided by the laws of the Commonwealth of Puerto Rico.

         4.4 With respect to voting rights, the shares of stock shall be considered indivisible. In the case of shares belonging to several persons collectively, the co-owners shall appoint a representative to act on behalf of the group.
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         4.5 If the loss, theft or destruction of a Certificate is reasonably established before the Board of Directors, the latter may authorize the issuance of a duplicate, provided the concerned stockholder presents before the Board of Directors a sworn statement in which the stockholder describes circumstances surrounding the loss, theft or destruction of said Certificate, and if the Board of Directors so require give the Corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in such sum as it may direct as indemnity against any claim which may be made against the Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

         4.6 The Board of Directors may designate any person, whether or not an officer of the Corporation, as stock transfer agent or registrar of the Corporation with respect to Stock Certificates or other securities issued by the Corporation.

         4.7 The Board of Directors may close the Stock Book in their discretion for a period not exceeding fifty (50) days preceding any meeting of the Stockholders, or the day appointed for the payment of dividends.

ARTICLE 5.  WAIVER OF NOTICE

         5.1 Any stockholder, director or officer may waive, in writing, any notice required to be given under these By-Laws.

ARTICLE 6.  FISCAL YEAR

         6.1 The fiscal year of the Corporation shall commence on the first day of January and shall end on the thirty-first day of December of each year.

ARTICLE 7.  PROFITS AND DIVIDENDS

         7.1 Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock.

         7.2 Before payment of any dividend or making any distribution of profits, there may be set aside out of any funds of the Corporation
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available for dividends as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE 8.  SEAL

         8.1 The corporate seal shall have inscribed thereon the name of the Corporation and the words "Commonwealth of Puerto Rico". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.